Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Denise Lindsay
DLindsay@meridianbanker.com

Meridian Corporation Announces the Death of Board Member Ken Slack

Malvern, Pa. (May 19, 2022) – Meridian Corporation announced today the death of longtime Board of Directors member and one of the original founding organizers, Kenneth H. Slack.

“Ken Slack was part of the Meridian Bank board since 2004 and served on several Bank committees, most recently as the Chair of Audit Committee and the Chair of Compensation Committee,” said Meridian Chairman & CEO Chris Annas. “Ken was extremely dedicated to the Bank, and generously gave his time, talents and friendships to all in support of Meridian’s success.”

Mr. Slack was a partner in Stephano Slack LLC, a public accounting firm based in Wayne, PA which he co-founded in 2004. Prior to that he had been in public accounting in the West Chester area for more than 30 years, and worked in the manufacturing and distribution industries as a senior financial executive in Pennsylvania and Florida.

Mr. Slack also served on several local boards, including the Chester County Hospital and The Foundation Board of the Chester County Chamber of Business & Industry. He previously served on the Delaware County Attorney-CPA Forum, Camp Cadet of Chester County, and the United Way of Chester County, where he was past Treasurer. He was a member of the AICPA, PICPA, and FICPA.

About Meridian Corporation
Meridian Bank, the wholly owned subsidiary of Meridian Corporation, is an innovative community bank with more than 20 offices and a full suite of financial products and services. Meridian specializes in business and industrial lending, retail and commercial real estate lending, electronic payments, and wealth management solutions through Meridian Wealth Partners. Meridian also has a broad menu of high-yield depository products supported by robust online and mobile access. Learn more at www.meridianbanker.com. Equal Housing Lender. Member FDIC.